Exhibit 21.1

SUBSIDIARIES OF SYNDAX PHARMACEUTICALS, INC.

Name	Jurisdiction of Incorporation
Syndax Securities Corporation	Massachusetts
Syndax Limited	United Kingdom
Syndax Europe B.V.	Netherlands